EXHIBIT INDEX

EXHIBIT A:
Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT B:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT C:
  Attachment to item 77I:
  Terms of new or amended securities

EXHIBIT D:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
SUB-ITEM 77C:
  Submission of matters to a vote of security holders.

(a)	Pursuant to a Consent of Sole Shareholder of the Bogle Small
Cap Growth Fund dated September 15, 1999, John Bogle, Jr., as sole shareholder, approved the following matter with regards to the Bogle Small Cap Growth Fund: (i) the form, terms and provisions of the Investment Advisory Agreement between Bogle Investment Management, L. P. and The RBB
Fund, Inc.


(c)	A special meeting of shareholders (the "Meeting") of the
n/i numeric investors Micro Cap Fund (the "Micro Cap
Fund"), n/i numeric investors Growth Fund (the "Growth
Fund"), n/i numeric investors Growth and Value Fund (the
"Growth and Value Fund"), n/i numeric investors Larger Cap
Value Fund (the "Larger Cap Value Fund") and n/i numeric investors Small Cap Value Fund (the "Small Cap Value
Fund") (collectively, the "Funds") of The RBB Fund, Inc.
(the "Company") was held on November 22, 1999 at 10:00 a.m. (Eastern time) in the Company's offices located at the Bellevue Park Corporate Center, 400 Bellevue Parkway, 3rd
Floor, Wilmington, Delaware 19809, pursuant to notice given to all shareholders of record on September 30, 1999 (the
"Record Date"). The Meeting was adjourned with respect to the Micro Cap Fund and was reconvened at 10:00 a.m. (Eastern time) on November 29, 1999 in the Company's offices located at the Bellevue Park Corporate Center, 400 Bellevue Parkway,
3rd Floor, Wilmington, Delaware 19809.

The first and only order of business was the approval or disapproval by each Fund's shareholders of the proposed amendment to its investment advisory agreement pursuant to which Numeric Investors L. P. would be compensated on a performance fee basis.

                           FOR          AGAINST       ABSTAIN

N/I NUMERIC INVESTOR FUND:
Growth Fund           2,749,585.721   153,900.473    21,498.647
Growth & Value Fund   1,172,069.443   228,678.284    34,381.762
Larger Cap Value Fund   145,068.504   209,774.082     4,243.996
Small Cap Value Fund    786,702.422     5,052.098     1,684.744
Micro Cap Fund        1,404,934.700   339,689.493   663,387.483

The proposal received the requisite votes for its approval with respect to the Growth, Growth and Value and Small Cap Value Funds. The proposal did not receive the requisite votes for its approval with respect to the Larger Cap Value Fund. The proposal did not receive the requisite votes necessary to approve the proposed amendment with respect to the Micro Cap Fund because approval required the affirmative vote of the holders of 67% or more of the shares of the Fund present at the Meeting when 50% of the outstanding shares were present in person or proxy at the Meeting.


EXHIBIT B:
SUB ITEM 77D: Policies with respect to security investments.

(g) The Bogle Small Cap Growth Fund's investment policies have been revised.

A supplement to the Prospectus was filed stating the following:

              Supplement dated February 28, 2000
                            to
              PROSPECTUS dated September 15, 1999

The Fund's principal investment strategy has been revised to permit the Fund to invest, at the time of purchase, up to 35% of its assets in companies with market capitalizations over $2 billion, and the Fund's benchmark is changed from the Russell 2000 Growth Index to the Russell 2000 Index. Accordingly, the following paragraph replaces the language under "Primary Investment Strategies" on the cover page of the prospectus.

   The Fund will seek to achieve its objective by investing, at the time of purchase, at least 65% of the portfolio in the stocks of U.S. companies with market capitalizations under $2 billion ("Small Cap Stocks") that Bogle Investment Management (the "Adviser") believes are likely to appreciate more than the Index as defined below. The Fund will primarily invest in securities principally traded in the U.S. markets. In seeking this objective, the Fund attempts to achieve a total return greater than the total return of the Russell 2000 Index.

The paragraph under "Additional Information on the Fund's
Investment Objective and Principal Strategies" is revised as follows:

   The investment objective of the Fund is to provide long-term capital appreciation. In seeking this objective, the Fund attempts to achieve a total return greater than the total return of the Russell 2000
   Index. The Russell 2000 is an index of stocks 1001 through 3000 in the Russell 3000 Index as ranked by total market capitalization. The Fund attempts to achieve its objective by taking long positions in Small
   Cap Stocks that the Adviser believes are undervalued given their future earnings growth prospects. The Fund will primarily invest in securities principally traded in the U.S. markets.


EXHIBIT C:
Sub-Item 77I: Terms of new or amended securities.

(b)	The response to sub-item 77I(b) with respect to Classes NNN
and OOO, which constitute the Bogle Small Cap Growth Fund, is incorporated by reference herein to Registrant's Post-
Effective Amendment No. 66 filed with the Commission on July
2, 1999.


EXHIBIT D:
Sub-Item 77Q1: Exhibits.

(a) Articles Supplementary to the Charter are incorporated herein by reference to Exhibit (a)(25) in Registrant's Post-
Effective Amendment No. 67 filed with the Commission on
September 30, 1999.

Articles Supplementary to the Charter are incorporated herein by reference to Exhibit (a)(26) in Registrant's Post-
Effective Amendment No. 69 filed with the Commission on
November 29, 1999.

(e) Investment Advisory Agreement between The RBB Fund, Inc. and Bogle Investment Management, L. P. is incorporated herein by reference to Exhibit (d)(25) in Registrant's Post-Effective Amendment No. 67 filed with the Commission on September 30,
1999.